SCHEDULE A

(as amended on May 1, 2021 to add Rural America Growth & Income Fund)

Homestead Funds Trust Series as of May 1, 2021

Intermediate Bond Fund

Rural America Growth & Income Fund

HOMESTEAD FUNDS TRUST

By:
NAME:
TITLE:

RE INVESTMENT CORPORATION

By:
NAME:
TITLE: